Exhibit 10.10

EXECUTIVES WITH GOOD REASON

ANCELUX TOPCO S.C.A.

INVESTOR INTEREST OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the date of grant set forth on the signature page hereto (the “Date of Grant”), is between Ancelux Topco S.C.A., a Luxembourg société en commandite par action, governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 282, route de Longwy, L-1940 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 174.036 and the individual whose name is set forth on the signature page hereto (the “Optionee”).

Section 1. Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of such number of Investor Interests (“Option Investor Interests”) as is set forth on Appendix A hereto (subject to adjustment as provided in Section 9 of the Ancelux Topco S.C.A. Equity Incentive Plan (the “Plan”)) on the terms and conditions set forth in this Agreement and in the Plan, a copy of which is being delivered to the Optionee concurrently herewith and is made a part hereof as if fully set forth herein. The grant shall be effective upon the execution of this Agreement by both parties hereto. Except as otherwise defined herein, capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

Section 2. Purchase Price. The price (the “Option Price”) at which the Optionee shall be entitled to purchase Investor Interests upon the exercise of the Option shall be the price per Investor Interests set forth on Appendix A hereto (pursuant to Section 5.2 and subject to adjustment as provided in Section 9 of the Plan).

Section 3. Term of Option. The Option shall be exercisable to the extent and in the manner provided herein until the close of business on the day preceding the tenth (10th) anniversary of the Date of Grant (the “Term”); provided, however, that the Option may be earlier terminated as provided in Section 6, 7 or 8 hereof.

Section 4. Vesting and Exercisability of Option. Subject to the provisions of this Agreement and the Plan, the Option shall vest and become exercisable as to 5% of the Investor Interests subject to the Option on each of the first 20 quarterly anniversaries of January 1, 2013, such that 100% of the Investor Interests subject to the Option shall be vested on the fifth anniversary of January 1, 2013. The portion of the Option which has become vested and exercisable as described in this Section 4 is hereinafter referred to as the “Vested Portion.”

Section 5. Manner of Exercise and Payment; Contribution of Acquired Investor Interests.

5.1. Notice of Exercise. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written notice in such form as the Committee may require from time to time (the “Exercise Notice”), from the Optionee to the Company. The Exercise Notice shall state that the Optionee is electing to exercise the Option, shall set forth the number of Option Investor Interests in respect of which the Option is being exercised (the “Purchased Investor Interests”) and shall be signed by the Optionee or, where applicable, by the Optionee’s legal representative.

5.2. Deliveries. The Exercise Notice described in Section 5.1 shall be accompanied by payment of the full Option Price for the Option Investor Interests in respect of which the Option is being exercised, together with any withholding taxes that may be due as a result of the exercise of the Option, such payment to be made by delivery to the Company of (a) a certified or bank check payable to the order of the Company or (b) cash by wire transfer or other immediately available funds to an account designated by the Company. Notwithstanding the foregoing, upon the Optionee’s exercise of the Option during the Post-Termination Exercise Period (as defined below) following the Optionee’s Termination (i) by the Company or one of its Subsidiaries without Cause, (ii) due to the Optionee’s death or Disability or (iii) by the Optionee for “Good Reason” (as defined in the employment agreement between the Optionee and the Company or one of its Subsidiaries), the Optionee shall be permitted to pay the aggregate Option Price by electing to reduce the number of Purchased Investor Interests to be issued upon such exercise by that number of Investor Interests having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Investor Interests.

5.3. Issuance of Investor Interests. Subject to Section 15.2 of the Plan, upon receipt of the Exercise Notice and full payment for the Option Investor Interests in respect of which the Option is being exercised in the manner permitted by Section 5.2, the Company shall take such action as may be necessary under applicable law to cause the issuance to the Optionee of the number of Option Investor Interests as to which the Option was exercised and the Optionee shall cooperate to the fullest extent requested by the Company (including by executing such documents and providing such information) as may be necessary to effect the issuance of such Option Investor Interests in compliance with all applicable law. If the Optionee fails to make any of the deliveries required by Section 5.2 of this Agreement, the Optionee’s exercise shall not be given effect and the Investor Interests shall not be issued to the Optionee.

5.4. Rights as a Shareholder. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Investor Interests unless and until: (a) the Option shall have been exercised in accordance with the terms of this Agreement and the Optionee shall have paid the full Option Price for the number of Option Investor Interests in respect of which the Option was exercised in the manner permitted by Section 5.2 and any withholding taxes due and (b) the Company shall have issued the Option Investor Interests to the Optionee. The Optionee may not sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any Option Investor Interests (except pursuant to Section 5.5 hereof). Any attempted sale, transfer, assignment, exchange, pledge or other disposition of the Option Investor Interests will be void ab initio.

5.5. Contribution of Investor Interests. Notwithstanding any other provision of this Agreement, immediately following the Optionee’s receipt of Option Investor Interests pursuant to the terms of this Agreement, the Optionee shall be required to contribute the Option Investor Interests to the MIV in exchange for an equivalent number of units in the MIV. Such contribution shall be effected pursuant to the terms of a contribution agreement in a form to be provided by the MIV at the time of the contribution.

5.6. Adjustments. Any adjustments made pursuant to Section 9 of the Plan will be structured in a manner that is intended not to (A) have any disproportionately adverse impact on the Optionee, (B) result in immediate taxation (or taxation on vesting of options) to the Optionee or (C) result in adverse tax consequences under Section 409A of the Code or Section 457A of the Code.

Section 6. Termination.

6.1. Termination. If the Optionee Terminates, (a) the Option, other than the Vested Portion of the Option, shall terminate and be of no further force and effect as of and following the close of business on the date of such Termination, and (b) the Vested Portion of the Option shall be exercisable by the Optionee during the “Post-Termination Exercise Period,” but in no event after the expiration of the Term. Any portion of the Vested Portion of the Option that, following the Optionee’s Termination, is not exercised prior to the expiration of the Post-Termination Exercise Period shall terminate at the end of the Post-Termination Exercise Period (or, if earlier, the expiration of the Term). Notwithstanding anything in this Agreement or the Plan to the contrary, the Option, whether or not exercisable, shall immediately terminate upon a Termination of the Optionee by the Company or one of its Subsidiaries for Cause.

6.2. “Post-Termination Exercise Period” shall mean the period commencing on the Optionee’s Termination and ending on the first to occur of (i) the first anniversary of the Optionee’s Termination due to death or Disability or (ii) the date that is three months following the Optionee’s Termination for any other reason.

Section 7. Prohibited Activities. In consideration of and as a condition to the grant of the Option, the Optionee agrees to the following covenants:

7.1. No Sale or Transfer. The Optionee shall not sell, transfer, assign, grant a participation in, gift, hypothecate, encumber, mortgage, create any lien, pledge, exchange or otherwise dispose of the Option or any portion thereof other than to the extent permitted by Section 8.2 of the Plan.

7.2. Right to Terminate Option. The Optionee understands and agrees that the Company has granted this Option to the Optionee to reward the Optionee for the Optionee’s future efforts and loyalty to the Company and its Affiliates by giving the Optionee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (a) the Optionee materially violates the Optionee’s obligations under any Restrictive Agreement to which the Optionee is a party, or (b) the Optionee engages in any activity prohibited by Section 7.1 of this Agreement, or (c) the Optionee is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Option (including the Vested Portion of the Option), or any unexercised portion thereof, which shall be of no further force and effect. “Restrictive Agreement” shall mean any agreement between the Company or any of its Subsidiaries and the Optionee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Optionee.

7.3. Remedies. The Optionee specifically acknowledges and agrees that its remedies under this Section 7 shall not prevent the Company or any of its Subsidiaries from seeking injunctive or other equitable relief in connection with the Optionee’s breach of any Restrictive Agreement. In the event that the provisions of this Section 7 should ever be deemed to exceed the limitation provided by applicable law, then the Optionee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

Section 8. Corporate Transaction; Change in Control.

8.1. Corporate Transaction. In the event of a Corporate Transaction that is not a Change in Control, such Corporate Transaction shall instead be treated as a Change in Capitalization and the provisions of Section 9 of the Plan shall apply. In the event of a Corporate Transaction that is a Change in Control, Section 10 of the Plan will apply except to the extent modified herein.

8.2. Change in Control. Upon a Change in Control, the Company agrees that it will use its best efforts to secure the assumption of the unvested portion (if any) of the Option by the acquiring or succeeding entity in the transaction, or the substitution of the unvested portion (if any) of the Option for an option or other equity award with respect to the securities of such acquiring or succeeding entity. Any such assumed or substituted award shall continue to vest in accordance with the schedule set forth in Section 4 of this Agreement, subject to the Optionee’s continued employment with the acquiring or succeeding entity (or an Affiliate thereof) (such entity, the “Post-CIC Employer”). Notwithstanding the foregoing, if (i) the Optionee’s employment with the Post-CIC Employer terminates for any reason other than by the Optionee without Good Reason, or by the Post-CIC Employer other than for Cause, any portion of the Option that remains unvested as of the date of such termination shall become fully vested as of such date (or if a Termination occurs in contemplation of a Change in Control, vesting will be accelerated to the date of the Change in Control, subject to the occurrence of a Change in Control) (“Post-CIC Acceleration”) and (ii) if the Optionee’s employment is Terminated by the Optionee without Good Reason or by the Post-CIC Employer for Cause, the Optionee will forfeit any Options that remain unvested as of the date of Termination (“Post-CIC Forfeiture”). If the Company is not able to secure the assumption or substitution of any unvested portion of the Option upon a Change in Control, the Company shall, in cancellation of such unvested portion, pay to the Optionee the amount to which the Optionee would have been entitled had the unvested portion been cancelled upon the Change in Control (the “Cash-Out Payment”). The Optionee shall be required to deposit the after-tax amount of the Cash-Out Payment into an escrow (the “Escrow Amount”), which shall continue to vest in accordance with the schedule set forth in Section 4 of this Agreement, subject to the Optionee’s continued employment with the Post-CIC Employer. The Company shall use commercially reasonable efforts to ensure that the Escrow Amount is deposited in an interest-bearing account. An allocable portion of the Escrow Amount (including any interest thereon) shall be distributed to the Optionee at the time the portion of the Option to which such portion of the Escrow Amount is attributable would have otherwise vested pursuant to Section 4 of this Agreement. If, prior to a distribution of the entire Escrow Amount

(i) an event that would have given rise to a Post-CIC Acceleration occurs, the Optionee will be entitled to the unpaid portion of the Escrow Amount upon the date of such termination and (ii) an event that would have given rise to a Post-CIC Forfeiture occurs, the Optionee shall forfeit any unpaid portion of the Escrow Amount. For purposes of this Section 8, a Termination will be considered to be in contemplation of a Change in Control if such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and a Change in Control involving such third party does occur or such termination otherwise occurs in connection with a potential Change in Control and such Change in Control does occur.

8.3. Effect of Certain Transactions. The provisions of Section 10.3(c) of the Plan shall apply to this Option only to the extent any such letter of transmittal or similar acknowledgment does not impose any material additional conditions or restrictions on the Optionee’s receipt of the payments to which the Optionee is entitled as a result of the Corporate Transaction.

Section 9. Miscellaneous.

9.1. Acknowledgment. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as the same may be amended from time to time. The Optionee hereby acknowledges that the Optionee has reviewed the Plan and this Agreement and understands the Optionee’s rights and obligations thereunder and hereunder. The Optionee also acknowledges that the Optionee has been provided with such information concerning the Company, the Plan and this Agreement as the Optionee and the Optionee’s advisors have requested.

9.2. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Utah applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

(b) Submission to Jurisdiction; Waiver of Jury Trial. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any U.S. federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in any U.S. federal or state court located in the State of New York in New York County, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.

9.3. Specific Performance. Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

9.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.5. Notice. Unless otherwise provided herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by email, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section:

(a) If to the Company:

Ancelux Topco S.C.A.

c/o Ancestry.com Inc.

360 West 4800 North

Attention: William Stern, General Counsel

With a copy to (which shall not constitute notice):

Ancelux Topco S.C.A.

282, route de LongwyL-1940 Luxembourg

Attention: Manager

With a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attention: Jeffrey Ross, Esq.

(b) If to the Optionee, at the most recent address and facsimile number contained in the Company’s records.

9.6. Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives and permitted assigns who agree in writing to be bound by the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Optionee without the prior written consent of the Company. In addition, the Investor Group shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement. In connection with the transfer of any securities of the Company held by the Investor Group, the Investor Group shall be entitled to assign its rights and obligations hereunder to an Affiliate of any of the Investor Group and, to the extent permitted by the Plan, to a third party.

9.7. Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, or supplemented, in whole or in part, only in a writing signed by all parties hereto. The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. The waiver by a party hereto of a breach by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of such breach by any other party hereto except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.8. Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

9.9. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

9.10. Withholding. Whenever Investor Interests are to be issued upon exercise of the Option, the Company shall have the right to require the Optionee to remit to the Company cash sufficient to satisfy all U.S. federal, state and local withholding tax requirements prior to issuance of the Investor Interests and the delivery of any certificate or certificates for such Investor Interests. Notwithstanding the foregoing, upon the Optionee’s exercise of the Option during the Post-Termination Exercise Period (as defined below) following the Optionee’s Termination (i) by the Company or one of its Subsidiaries without Cause, (ii) due to the Optionee’s death or Disability or (iii) by the Optionee for Good Reason, the Optionee shall be permitted to pay any applicable withholding taxes by electing to reduce the number of Purchased Investor Interests to be issued upon such exercise by that number of Investor Interests having a Fair Market Value on the date of exercise equal to the aggregate amount of such withholding taxes. The Optionee agrees to indemnify the Company against any non-U.S., U.S. federal, state and local withholding taxes for which the Company may be liable in connection with the Optionee’s acquisition, ownership or disposition of any Investor Interests.

9.11. No Right to Continued Employment or Business Relationship. This Agreement shall not confer upon the Optionee any right with respect to continued employment or a continued business relationship with the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to Terminate such Optionee at any time.

9.12. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature pages follow]

EXECUTIVES WITH GOOD REASON

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

ANCELUX TOPCO S.C.A., represented by its General Partner and sole manager, ANCELUX S.à r.l.

By:
Name:	Timothy Sullivan
Title:	Attorney-in-Fact

Agreed and acknowledged as of the Date of Grant:

Name:

APPENDIX A

Name of Optionee:	[—]

Address of Optionee:	[—]

Date of Grant:	[—]

Number of Investor Interests Subject to the Option:	[—], which represents an aggregate of [8 times x] shares of the Company

Exercise Price Per Investor Interest:	[—]